EXHIBIT 5.01

April 26, 2002

Board of Directors
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045

Ladies and Gentlemen:

     This firm has acted as counsel to Martek Biosciences Corporation, a Delaware corporation (the “Company”), in connection with its registration, pursuant to a registration statement on Form S-8 filed on the date hereof (the “Registration Statement”), of 127,148 shares (the “Plan Option Shares”) of common stock, par value $.10 per share of the Company (the “Common Stock”), to be issued pursuant to OmegaTech, Inc.’s 1996 Stock Option Plan, as amended (the “Plan”) and an aggregate of 16,921 shares (“Non Plan Option Shares”, and with the Plan Option Shares, the “Shares”) of Common Stock to be issued to Mark Braman pursuant to his Non Statutory Stock Option Agreement exercisable only on Special Events for Common Stock dated June 14, 1997 between OmegaTech, Inc. and Mark Braman (the “Braman Non Plan Option Agreement”) in accordance with the terms of the Agreement and Plan of Merger dated as of March 25, 2002, among the Company, OmegaTech, Inc. (“OmegaTech”), and OGTAQ Corp., a wholly-owned subsidiary of the Company, as amended by the First Amendment to the Agreement and Plan of Merger dated as of April 25, 2002 (the “Merger Agreement”), which provides for the merger of OmegaTech with OGTAQ Corp., with OmegaTech surviving the merger, and related transactions (the “Merger”). This letter is furnished to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5) in connection with such registration.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Merger Agreement.

3.	The Certificate of Merger merging OGTAQ Corp., a Delaware corporation, with and into OmegaTech, Inc., a Delaware corporation, as certified by the Secretary of State of the State of Delaware on April 25, 2002, and as certified by the Senior Vice President and General Counsel of the Company on the date hereof as being complete, accurate and in effect.

4.	A copy of the Braman Non Plan Option Agreement as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	The Plan as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	The Restated Certificate of Incorporation of the Company with amendments thereto, as certified by the Secretary of State of the State of Delaware on April 5, 2002, and as certified by the Senior Vice President and General Counsel of the Company on the date hereof as being complete, accurate and in effect.

7.	The Bylaws of the Company, as certified by the Senior Vice President and General Counsel of the Company on the date hereof as being complete, accurate and in effect.

8.	Resolutions of the Board of Directors of the Company adopted on March 19, 2002, as certified by the Senior Vice President and General Counsel of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the issuance and sale of the Shares and arrangements in connection therewith.

9.	A certificate of the Senior Vice President and General Counsel of the Company dated the date hereof, as to certain facts relating to the Company.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion, the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement, the Plan and the Braman Non Plan Option Agreement, will be validly issued, fully paid and non-assessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.